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                                                                  Rule 424(b)(3)
                                                     Registration No. 333-112274

            Addendum to Prospectus Supplement Dated December 8, 2004

                                                            Dated: March 1, 2005

                                 STATE OF ISRAEL
                 FOURTH LIBOR PLUS FORTY (40) BASIS POINTS NOTES
                  OFFERED IN MINIMUM SUBSCRIPTIONS OF $150,000

                                -----------------

Initial Interest Rate for Notes purchased during March 2005 is 3.5875%. This interest rate was calculated as follows:

Applicable LIBOR      +        Number of basis points       =       Initial Rate
For March 2005


3.1875%               +        40 Basis Points              =        3.5875%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in April 2005 will receive the rate and spread in effect for that sales period.